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                                                                    Exhibit 99.1

TRIQUINT SELLS $300 MILLION OF 4% CONVERTIBLE
SUBORDINATED NOTES

         Hillsboro, Ore., February 17, 2000 -- TriQuint Semiconductor, Inc. (NasdaqNM: TQNT) announced today that it agreed to privately place $300 million aggregate principal amount (excluding any over-allotments) of 4% convertible subordinated notes due 2007. The notes will be unsecured obligations, convertible into TriQuint Common Stock at a conversion price of $271.20 per share and subordinated to all present and future senior indebtedness of TriQuint. The company has granted the initial purchasers of the notes a 30-day option to purchase an additional $45.0 million principal amount of the notes to cover over-allotments, if any. The placement of the notes is expected to close on February 23, 2000.

         The net proceeds of the offering will be used for general corporate purposes, including capital expenditures and working capital. The company may also use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies.

         This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

         The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

CONTACT: TriQuint Semiconductor, Inc.
Ed Whitehurst, 503/615-9000
Fax: 503/615-8900
Email: ewhitehurst@tqs.com
or
Fi. Comm
Investor Relations Counsel
Heidi A. Flannery, 503/844-8888